EXHIBIT 99.1

Splash Beverage Group Announces Senor Frog’s Selection of Chispo® Tequila as Its House Tequila Across Multiple US and Caribbean Markets

FORT LAUDERDALE, FL - January 27, 2026 (NEWMEDIAWIRE) - Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), today announced that Senor Frog’s, an internationally recognized restaurant and entertainment brand known for its vibrant atmosphere and authentic cuisine, has selected Chispo® Tequila as its house tequila across an initial group of locations in Florida, the Bahamas, and Mexico. Senor Frog’s belongs to Grupo Anderson’s Mexico who owns more than 50 business units and 15 distinct restaurant brands across 4 countries.

The rollout marks Chispo’s first high-profile national hospitality partner, providing early validation of the brand’s positioning and quality as it begins to scale in the on-premise channel.

Senor Frog’s selected Chispo following an extensive evaluation of authentic tequila brands, with a focus on taste profile, consistency, and resonance with its broad and diverse customer base. Chispo’s smooth character and approachable style distinguished it in a competitive field of premium and value-positioned tequilas.

“This is exactly the type of early success we set out to achieve when we developed Chispo,” said William Meissner, President and Chief Marketing Officer of Splash Beverage Group. “The Senor Frog’s team was thoughtful, disciplined, and thorough in their selection process, and we’re honored that Chispo earned their confidence. Their brand represents fun, quality food and beverage, and authenticity, and to have them choose Chispo as their house tequila, across multiple markets, is a tremendous early endorsement for this new brand.”

Meissner added, “We told investors and partners that Chispo would be built deliberately, with the right liquid, the right partners, and the right customers. This launch is a clear example of that strategy moving from vision to execution, and we believe it’s just the beginning of what Chispo can become.”

The initial placement at Senor Frog’s locations is expected to introduce Chispo to hundreds of thousands of guests annually, providing meaningful visibility and repeat trial in a high-energy, experiential on-premise environment. Splash views Senor Frog’s as an important initial platform within Grupo Anderson’s portfolio and a potential foundation for expanded collaboration across additional restaurant concepts over time.

Chispo Tequila is produced in Jalisco, Mexico in partnership with ZB Distillery, a respected distilling operation known for its commitment to quality and traditional tequila craftsmanship. The collaboration ensures consistent production standards and supports Chispo’s long-term growth strategy in both domestic and international markets.

Splash expects to continue expanding Chispo’s distribution footprint through additional on-premise and retail partnerships as the brand builds momentum in 2026 and beyond.

About Splash Beverage Group, Inc.

Splash Beverage Group, Inc. owns a portfolio of alcoholic and non-alcoholic beverage brands. The Company’s strategy includes developing early-stage brands as well as acquiring and accelerating established brands with unique market positioning or category innovation. Led by an experienced management team, Splash focuses on scaling its portfolio through strategic acquisitions, disciplined brand development, and expansion of its national and international distribution network.

More information:

www.SplashBev.com

www.chispotequila.com

www.nimbuschill.com

Follow Splash Beverage Group on X (Twitter): www.twitter.com/SplashBev

About Grupo Andersons Mexico

Grupo Anderson’s owns more than 50 business units and some 15 distinct brands (including restaurants and bars) distributed across 4 countries, with iconic concepts such as Porfirio’s, Harry’s, Ilios, El Squid Roe, Bak, H Roof, and more, focusing on high-quality gastronomic experiences and design, and is a leading consortium in Mexico. They consider their diners as guests and strive to create unforgettable experiences, excelling in architectural design and gastronomy.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy and expectations with respect to its on-premise brand collaborations and its Chispo tequila brand, the perceived or anticipated benefits and outcomes of such arrangements and brand, potential future collaborations and expected future expansion of the Company’s distribution footprint in 2026 and beyond. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that our collaboration with Senor Frog’s or other collaborations we may engage in in the future do not yield the benefits expected or desired or that the third parties with which we engage later terminate such collaborations, our need for additional capital to fund our operations and strategic initiatives and our ability to access such capital on favorable terms or at all, the impact of tariffs and other government actions on international operations, external forces such as geopolitical conflicts and the possibility of a recession in the U.S. and abroad, the possibility that projections and assumptions on which the forward-looking statements are based prove to be incorrect, our ability to meet regulatory requirements including the rules of the New York Stock Exchange (the “NYSE”) and maintain the listing of our Common Stock on the NYSE American, our ability to meet our debt obligations and the negative financial and operational consequences of failing to do so, our ability to generate material revenue from our beverage businesses, our ability to pursue and execute on our business plan including new ventures and the risks and challenges we will face in such endeavors, challenges in protecting and maintaining intellectual property rights including under existing agreements, the intense competition we face in our industry, and if we pursue any strategic alternatives the many risks we may encounter in evaluating any such alternatives and consummating any transaction, and the Risk Factors contained in our Final Prospectus on Form 424b3 filed with the Securities and Exchange Commission on January 6, 2026. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact Information:

Splash Beverage Group

954-745-5815

Info@SplashBeverageGroup.com

Dennis Burns

567-237-4132

dburns@SplashBeverageGroup.com

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